Exhibit 10.2

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT (this “Royalty Agreement”), dated as of November 24, 2025, is by and between Lixte Biotechnology Holdings, Inc., a Delaware company (the “Company”), and Orbit Capital Inc., a Cayman Islands corporation (the “Royalty Holder”).

WHEREAS the Company, the Royalty Holder, and Liora Technologies Europe Ltd., a corporation organized under the laws of England and Wales (“Liora”), entered into a Share Exchange Agreement on November 21, 2025, which provided that the Company shall pay the Royalty to the Royalty Holder;

NOW THEREFORE, for good and valuable consideration (the receipt and sufficiency of which is acknowledged by each of the Parties), the Parties agree as follows:

Article 1
Interpretation

1.1	Definitions. In this Royalty Agreement, unless otherwise indicated, capitalized terms shall have the meanings set forth below.

(a)	“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, a Party. For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

(b)	“Applicable Laws” or “Laws” in respect of any Person, property, transaction or event, means all laws, statutes, treaties, regulations, and enforceable judgments, orders and decrees applicable to that Person, property, transaction or event and, in each case having the force of law, all applicable official directives, rules, protocols, consents, approvals, authorizations, guidelines, orders and policies of any governmental body having or purporting to have authority over that Person, property, transaction or event;

(c)	“Business Day” means a day that is not a Saturday, Sunday or any other day which is a statutory holiday or a bank holiday in New York, United States;

(d)	“Confidential Information” has the meaning provided in Subsection 6.1(1);

(e)	“Company Equipment” means the machine and technology set forth on Schedule I attached hereto.

(f)	“Governmental Authority” means any national, state, regional, municipal or local government, governmental department, commission, board, bureau, agency, authority or instrumentality, or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing entities, including all tribunals, commissions, boards, bureaux, arbitrators and arbitration panels, and any authority or other Person controlled by any of the foregoing;

(g)	“Net Revenue” means the amount of gross revenue received by the Company or its Affiliate derived from (i) the operation or use of the Company Equipment, (ii) the licensing of the Company Equipment to any third-parties, and (iii) any consideration received from the sale or other monetization or commercialization of the Company Equipment, less direct and indirect expenses, charges, taxes and any other customary out-of-pocket costs attributable to such gross revenue. For the avoidance of doubt, Net Revenue shall be calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), consistently applied.

(h)	“Notice” has the meaning provided in Section 8.5;

(i)	“Operations Report” has the meaning provided in Section 3.3;

(j)	“Parties” means the parties to this Royalty Agreement and “Party” means any one of them;

(k)	“Person” means an individual, a partnership, a corporation, a Governmental Authority, a trustee, any unincorporated organization and the heirs, executors, administrators or other legal representatives of an individual and words importing “Person” have similar meaning;

(l)	“Quarter” and “Quarterly” mean the period commencing on the date that the Company first receives Net Revenue and expiring on the day preceding the next occurring 1st day of January, April, July or October and thereafter each successive period of three calendar months;

(m)	“Royalty” means the payments to be made to the Royalty Holder by the Company in respect of Net Revenue pursuant to this Royalty Agreement;

(n)	“Royalty Agreement” means this Royalty Agreement;

(o)	“Royalty Holder” means the Royalty Holder (as defined in the recitals to this Royalty Agreement), its Affiliates or successors in interest, including without limitation any assignees;

(p)	“Royalty Payment Cap” means Royalty payments in the aggregate amount of $45,000,000 paid pursuant to this Royalty Agreement;

(q)	“Share Exchange Agreement” means the Share Exchange Agreement dated as of November 21, 2025 by and among Orbit Capital Inc., a Cayman Islands corporation, Liora Technologies Europe Ltd., a corporation organized under the laws of England and Wales, and Lixte Biotechnology Holdings, Inc., a Delaware corporation, as it may be further amended, restated, amended and restated, supplemented or modified from time to time on or after the date hereof; and

(r)	“Taxes” means all foreign and domestic federal, provincial, state, municipal and other governmental taxes, levies, imposts, deductions, charges, claims, and assessments and withholdings, and all liabilities with respect thereto (including, without limitation, interest and penalties).

Article 2
Royalty

2.1 Royalty. The Company hereby grants and reserves for the benefit of the Royalty Holder the Royalty, and covenants to pay the Royalty to the Royalty Holder, on and subject to the terms of this Royalty Agreement.

2.2 Royalty Rate.

(1) From and after the first day on which Net Revenue is generated and continuing until the termination of this Royalty Agreement pursuant to Section 2.3, the Royalty payable by the Company to the Royalty Holder pursuant to this Royalty Agreement will equal ten percent (10%) of Net Revenue.

(2) In no circumstance may the aggregate amount of the Royalty payable pursuant to the Royalty Agreement exceed the Royalty Payment Cap.

2.3 Term. This Royalty Agreement will remain in effect until the date on which the Company has provided to the Royalty Holder an officer’s certificate, certified by an officer of the Company, certifying that the cumulative total of Royalty payments equal to the Royalty Payment Cap have been paid pursuant to the Royalty Agreement, after which this Royalty Agreement will be terminated without any further action by the Parties.

Article 3
Payments

3.1 Accrual of Payment Obligation. Following the first day on which Net Revenue is generated, the Company must calculate and pay for each Quarter, the Royalty in accordance with the provisions of this ARTICLE 3.

3.2 Payments. Within ten (10) Business Days after the Company publicly releases its financial results for the Quarter in which the Company is obligated to pay any Royalty hereunder, provided that in the event the Company is not required to publicly release its financial results pursuant to Applicable Laws or the rules/policies of any stock exchange, within sixty (60) days following the end of the Quarter in which the obligation to pay any Royalty hereunder, the Company shall provide the Royalty Holder with an Operations Report (as defined below). Royalty payments will be due and payable to the Royalty Holder as calculated pursuant to the applicable Operations report within five (5) Business Days after delivery of an Operations Report.

3.3 Operations Reports. The Company shall provide to the Royalty Holder a report setting out in reasonable detail the following information (the “Operations Report”): (1) the amount of the Royalty payable for that Quarter and details of the Net Revenue, as applicable, underlying the calculation of the Royalty; (2) the cumulative total of Royalty payments paid to the Royalty Holder under this Royalty Agreement (including the payment under Subsection 3.3(1)); and (3) any other pertinent information in sufficient detail to explain the calculation of the Royalty payment.

3.4 Audit and Adjustments. All Royalty payments will be considered final and in full satisfaction of all obligations of the Company unless the Royalty Holder gives the Company written Notice describing and setting forth an objection to the determination or calculation of the Royalty within [three months] after receipt by the Royalty Holder of the Royalty payment in question. If the Royalty Holder objects to a particular Operations Report, then the Royalty Holder shall have the right, upon reasonable Notice and during normal business hours, to have the Company’s accounts and records relating to the calculation of the Royalty in question audited by an independent firm of certified public accountants selected by the Royalty Holder, solely for the purpose of verifying the accuracy of Royalty payments. If such audit determines that there has been a deficiency or an excess in the payment made to the Royalty Holder, such deficiency or excess will be resolved either by adjusting the next Quarterly Royalty payment due or by payment being made in the amount of such deficiency by the Company to the Royalty Holder or in the amount of such excess by the Royalty Holder to the Company if such audit is completed following the termination of this Royalty Agreement. The Royalty Holder will pay all costs of such audit unless a deficiency of 2.5% or more of the amount due to the Royalty Holder is determined to exist, in which case the Company will pay the costs of such audit. Failure on the part of the Royalty Holder to make claim on the Company for adjustment in such [three-month] period will establish the correctness of the amount of the Royalty payment and preclude the filing of exceptions thereto or making of claims for adjustment thereon; provided however that if fraud or gross negligence is reasonably determined by the Royalty Holder to exist in respect of any Royalty payment, then no time limit shall preclude audits and adjustments on past Royalty payments. This Section 3.4 shall survive the termination of this Royalty Agreement.

3.5 Currency and Wire Transfer. All Royalty payments must be made in United States dollars without demand, notice, set- off, or reduction, via the transfer of immediately available funds to such bank account as the Royalty Holder may nominate in writing to the Company from time to time.

3.6 Books and Records. All books and records used by the Company to calculate the Royalty due hereunder will be maintained in accordance with U.S. GAAP.

3.7 Operating by Affiliates. The Company will be permitted to contract with an Affiliate of the Company or an unaffiliated third Person for the operating, licensing or other monetization or commercialization of Company Equipment, provided that such contract is on an arm’s length basis at market terms.

Article 4
Operation of the Company Equipment

4.1 Company to Determine Operations. The Royalty Holder acknowledges and agrees that any decisions regarding the ownership, use, commercialization, sale, or transfer of the Company Equipment, and the terms thereof, is solely a decision of the Company, and the Company shall have no liability to the Royalty Holder of any kind on account thereof.

Article 5
Assignment

5.1 Assignment by the Royalty Holder. The Royalty Holder may convey or assign all or any portion of the Royalty upon 30 days prior written notice to the Company.

5.2 Assignment by Company. The Company may transfer, sell, assign, charge, pledge, hypothecate, mortgage or otherwise dispose of its interest in the Company or the Company Equipment, provided that, it shall be a condition of such transfer, sale, assignment or other disposition that the assignee covenants to be bound by the terms of this Royalty Agreement (to the extent of the interest assigned).

Article 6
Confidentiality

6.1 Confidentiality

(1)	Subject to Subsection 6.1(2), each Party covenants with the other that it will keep confidential all information delivered to a Party pursuant to the terms of this Royalty Agreement, including any such information regarding a Party’s Affiliates delivered to a Party pursuant to the terms of this Royalty Agreement (“Confidential Information”).

(2)	Each Party undertakes that neither it nor its directors, officers, employees, agents or contractors will, without the prior written consent of the other Party, disclose any Confidential Information to any third Person unless:

a.	the disclosure is expressly permitted by this Royalty Agreement;

b.	the information is already in the public domain (unless it entered the public domain because of a breach of this Section 6.1 by the Party);

c.	the disclosure is made on a confidential basis to the Party’s officers, employees, agents, financiers or professional advisers, and is necessary for the Party’s business;

d.	the disclosure is necessary to comply with any Applicable Law, or an order of a court or tribunal;

e.	subject to Subsection 6.1(2)(i), the disclosure is necessary to comply with a directive or request of any Governmental Authority, securities regulator or stock exchange (whether or not having the force of law) so long as a responsible person in a similar position would comply;

f.	subject to Subsection 6.1(2)(i), the disclosure is necessary or desirable to obtain an authorization from any Governmental Authority, securities regulator or stock exchange;

g.	the disclosure is necessary in relation to any discovery of documents, or any proceedings before a court, tribunal, other Governmental Authority, securities regulator or stock exchange; or

h.	the disclosure is made on a confidential basis to a prospective assignee or financier of the Party, or to any other person who proposes to enter into contractual relations with the Party and agrees to keep the disclosure confidential in accordance with this Section 6.1.

Before disclosing any Confidential Information to a Governmental Authority or securities regulator in accordance with Subsections 6.1(2)(e) or 6.1(2)(f), the disclosing Party must use its commercially reasonable efforts to provide the other Party with a draft of the proposed disclosure for its consideration and comment.

Article 7
Taxes

7.1 Withholding by Company. To the extent required by Applicable Law, the Company may deduct, withhold, charge or levy, any Taxes imposed by any Governmental Authority on the Company or any of its Affiliates, or otherwise required to be withheld, in respect of any payment made by the Company to the Royalty Holder or any of its Affiliates under this Royalty Agreement.

7.2 Cooperation. The Parties agree to reasonably cooperate to: (i) facilitate Tax planning with respect to payments on account of the Royalty; (ii) ensure that no more Taxes, duties or other charges are payable than is required under Applicable Law; and (iii) obtain a refund or credit of any Taxes which have been overpaid.

Article 8
Miscellaneous

8.1 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(1)	This Royalty Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(2)	ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS ROYALTY AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN COUNTY OF KENT, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(3)	EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS ROYALTY AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS ROYALTY AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS ROYALTY AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS ROYALTY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.1(3).

8.2 Conflicts. If, strictly in connection with the interpretation of this Royalty Agreement, there is any conflict or inconsistency between the provisions of this Royalty Agreement and the provisions of the Share Exchange Agreement, the provisions of the Share Exchange Agreement shall govern and prevail, and such provision of this Royalty Agreement shall be deemed to be amended to the extent only to eliminate any such conflict or inconsistency. Any right or remedy in this Royalty Agreement which may be in addition to the rights and remedies contained in the Share Exchange Agreement shall not constitute a conflict or inconsistency.

8.3 Other Activities and Interests. This Royalty Agreement and the rights and obligations of the Parties hereunder are strictly limited to the Royalty. Each Party will have the free and unrestricted right to enter into, conduct and benefit from any and all business ventures of any kind whatsoever, whether or not competitive with the activities undertaken pursuant hereto, without disclosing such activities to the other Party or inviting or allowing the other to participate therein, including activities involving activities competitive with or supplemental to the Royalty.

8.4 No Partnership. This Royalty Agreement is not intended to, and will not be deemed to, create any commercial or other partnership between the Company on the one hand and the Royalty Holder on the other hand. The obligations and liabilities of the Company on the one hand and the Royalty Holder on the other hand, will be several and not joint and no Party on the one hand will have or purport to have any authority to act for or to assume any obligations or responsibility on behalf of any Party on the other hand. Nothing herein contained will be deemed to constitute a Party on the one hand the partner, agent or legal representative of a Party on the other hand or to create any fiduciary relationship between the Party on the other hand.

8.5 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.5):

If to Royalty Holder:	Orbit Capital Inc. C/O Cayman International Corporate and Marine Services Ltd. P.O. Box 822, George Town, Grand Cayman KY1-1003, Cayman Islands Attention : Jason Butcher

If to Company:	433 Plaza Real, Suite 275 Boca Raton, FL 33432 E-mail: gpursglove@lixte.com Attention: Geordan Pursglove

with a copy to:	Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas New York, NY 10036 E-mail: rcarmel@srfc.law Attention: Ross Carmel

8.6 Further Assurances. Each Party will, at the request of another Party and at the requesting Party’s expense, execute all such documents and take all such actions as may be reasonably required to effectuate the purposes and intent of this Royalty Agreement.

8.7 Entire Agreement. This Royalty Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between or among the Parties with respect thereto.

8.8 Amendments and Waiver. No modification of or amendment to this Royalty Agreement shall be valid or binding unless (i) set forth in writing and duly executed by the Parties and (ii) such modification or amendment is also made to each of the Royalty Agreements. No waiver of any breach of any term or provision of this Royalty Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

8.9 Counterparts. This Royalty Agreement may be executed in one or more counterparts, including by facsimile, scanned PDF and other means of electronic transmission, and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument. The parties agree that this Royalty Agreement may be executed and delivered by electronic signatures and that the signatures appearing on this Royalty Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Royalty Agreement or any document to be signed in connection with this Royalty Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any third party electronic signature capture service providers as may be reasonably chose by a signatory hereto.

8.10 Enurement. This Royalty Agreement will enure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

8.11 Severability. If any one or more of the provisions contained in this Royalty Agreement is held to be invalid, illegal or unenforceable in any respect under the Law of any jurisdiction, the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby under the Law of any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

8.12 Calculation of Time. In this Royalty Agreement, a period of days will be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Eastern time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period will terminate at 5:00 p.m. (Eastern time) on the next Business Day.

8.13 Currency. Unless otherwise indicated, all references to currency herein, including “$” are to lawful money of the United States.

8.14 Consent. Whenever a provision of this Royalty Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

8.15 Headings. The headings to the articles and sections of this Royalty Agreement are inserted for convenience only and will not affect the construction hereof.

8.16 Other Matters of Interpretation. In this Royalty Agreement:

(1)	the singular includes the plural and vice versa;

(2)	the masculine includes the feminine and vice versa;

(3)	references to “Article”, “Section”, and “Subsection” are to articles, sections, and subsections of this Royalty Agreement, respectively;

(4)	all provisions requiring a Party to do or refrain from doing something will be interpreted as the covenant of that Party with respect to that matter notwithstanding the absence of the words “covenants” or “agrees” or “promises”;

(5)	all provisions requiring a Party to do something will be interpreted as including the covenant of that Party to cause that thing to be done when the Party cannot directly perform the covenant but can indirectly cause that covenant to be performed, whether by an Affiliate under its control or otherwise; and

(6)	the words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions when used in this Royalty Agreement refer to the whole of this Royalty Agreement and not to any particular Article, Section, Subsection or portion thereof.

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IN WITNESS WHEREOF, the Parties have caused this Royalty Agreement to be signed, sealed and delivered as of the date first set forth above.

LIXTE BIOTECHNOLOGY HOLDINGS, INC.

By:	/s/ Geordan Pursglove
Name:	Geordan Pursglove
Title:	Chief Executive Officer

ORBIT CAPITAL INC.

By:	/s/ Jason Butcher
Name:	Jason Butcher
Title:	CEO

[Signature Page to the Royalty Agreement]

Schedule I

Company Equipment

Company Equipment means the Proton Light Beam and all machinery, equipment, and devices used or held for use by Liora in connection with the operation of the Business.

For purposes hereof, “Business” means the business of developing and delivering the proton-based radiotherapy solution called LIGHT (Linac Image Guided Hadron Therapy) as conducted by Liora.